Exhibit 11

October 6, 2003

Merrill Lynch Variable Series Funds, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Variable Series Funds, Inc. (the “Fund”) in connection with the proposed acquisition by each series of the Fund set forth below (each, an “Acquiring Fund”) of substantially all of the assets and the assumption of substantially all of the liabilities of each fund set forth opposite the Acquiring Fund’s name (each, an “Acquired Fund”) in exchange solely for an equal aggregate value of newly issued shares of common stock of the Acquiring Fund to be distributed thereafter to shareholders of the corresponding Acquired Fund (each, a “Reorganization” and collectively, the “Reorganizations”). This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock of the Fund, each with a par value of $0.10 per share (the “Shares”), to be issued in the Reorganizations.

Acquiring Fund	Acquired Fund
Merrill Lynch International Value V.I. Fund	Mercury International Value V.I. Fund, a series of Mercury Variable Trust

Merrill Lynch Large Cap Growth V.I. Fund	Merrill Lynch Large Cap Growth V.I. Fund, a series of Mercury V.I. Funds, Inc.

Merrill Lynch Large Cap Growth V.I. Fund	Merrill Lynch Focus Twenty V.I. Fund, a series of the Fund

Merrill Lynch Domestic Money Market V.I. Fund	Merrill Lynch Reserve Assets V.I. Fund, a series of the Fund

Merrill Lynch Global Allocation V.I. Fund	Merrill Lynch Developing Capital Markets V.I. Fund, a series of the Fund

As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Merrill Lynch Variable Series Funds, Inc. October 6, 2003	Page 2

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of an Acquired Fund of the applicable Agreement and Plan of Reorganization between the Fund, on behalf of the corresponding Acquiring Fund, and the Acquired Fund, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Clifford Chance US LLP